Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Koenig Loignon
(502) 636-4502
juliek@kyderby.com

KEN DUNN TO LEAVE CALDER RACE COURSE

LOUISVILLE, Ky. (April 9, 2008) – Churchill Downs Incorporated (“Company”) (NASDAQ: CHDN) today announced that C. Kenneth Dunn, who since April 1999 has served as senior vice president of Florida Operations for the Company, is stepping down from that position. Dunn will continue to serve as an advisor for Calder Race Course in Miami Gardens, Fla., through Aug. 1, 2008.

Churchill Downs Incorporated Executive Vice President Steve Sexton explained Dunn’s departure. “We are transitioning Calder into a destination with horse racing and casino-style gaming and have a need for management skills and leadership experience in both industries. Ken’s extensive racing experience has been tremendously valuable, and we have been fortunate to count him among our racetrack presidents these many years. He deserves our heartfelt thanks for his exceptional leadership and his many contributions to our senior management team.”

Dunn became president of Calder Race Course in 1990 and continued in that role after the Company acquired the racetrack in the spring of 1999. Prior to joining Calder’s management team, Dunn served in a variety of leadership and managerial positions at racetracks around the country, including Arlington Park, Fair Grounds Race Course, Atlantic City Race Course and Hollywood Park.

“Since my career in horse racing began almost 40 years ago, I’ve had the privilege of working with some of the most talented and dedicated people in the industry at some of the country’s best racetracks,” Dunn said. “I have truly enjoyed my 18 years at Calder and want to thank my coworkers, the horsemen, members of the Miami-Dade County business community, and our public officials at both the state and local level for their guidance, friendship and support. I’m incredibly proud of everything we’ve accomplished together – both at Calder and throughout our community – and I want to wish my professional colleagues and extended family at Calder the very best as they begin this new chapter.  I personally look forward to putting my many years of leadership experience to work in a new role, whether inside or outside the pari-mutuel industry.”

Churchill Downs Incorporated (“Churchill Downs”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. Churchill Downs’ four racetracks in Florida, Illinois, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap and Louisiana Derby. Churchill Downs racetracks have hosted seven Breeders’ Cup World Championships. Churchill Downs also owns off-track betting facilities and has interests in various advance-deposit wagering, television production, telecommunications and racing services companies, including a 50-percent interest in the national cable and satellite network HorseRacing TV™, that support the Company’s network of simulcasting and racing operations. Churchill Downs trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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